EXHIBIT 99.1

Vical Reports Second Quarter 2014 Financial Results and Progress in Key Development Programs

SAN DIEGO, July 31, 2014 (GLOBE NEWSWIRE) -- Vical Incorporated (Nasdaq:VICL) today reported financial results for the three months and six months ended June 30, 2014. The net loss for the second quarter of 2014 was $4.0 million, or $0.05 per share, compared with a net loss of $9.9 million, or $0.11 per share, for the second quarter of 2013. Revenues for the second quarter of 2014 were $4.5 million, compared with revenues of $1.5 million for the second quarter of 2013, reflecting higher revenues from Astellas Pharma Inc. under an exclusive worldwide license of ASP0113, Vical's therapeutic vaccine designed to control cytomegalovirus (CMV) reactivation in transplant recipients.

Vical had cash and investments of approximately $51.5 million at June 30, 2014. The company's net cash use for the second quarter of 2014 was $2.6 million which reflects the advancement of the Company's clinical programs and its ongoing efforts to manage its operating expenses. The net cash use for the second quarter was consistent with the company's prior guidance for the full year.

Program highlights include:

Herpes Simplex Vaccine

  The Company's Phase 1/2 trial of its therapeutic vaccine designed to reduce shedding and reduce severity and recurrence of genital lesions in HSV-2 positive subjects is on schedule. The first two dose escalation cohorts are fully enrolled and dosed. Enrollment and dosing of patients in the third full-dose cohort is ongoing. We currently expect the trial to be fully enrolled in the fourth quarter of 2014. The 156 subject randomized, double-blind, placebo-controlled trial will evaluate safety, tolerability and efficacy in otherwise healthy HSV-2-infected patients aged 18 to 50 years at seven U.S. clinical sites.

ASP0113 CMV Vaccine

  Astellas continues to make progress in our partnered ASP0113 clinical programs. ASP0113 is a therapeutic vaccine to prevent CMV reactivation in hematopoietic stem cell transplant (HCT) subjects and solid organ transplant subjects. Astellas is actively recruiting for three clinical trials of ASP0113: a multinational Phase 3 registration trial in approximately 500 HCT recipients, a multinational Phase 2 trial in approximately 140 kidney transplant recipients, and a Phase 1 pharmacokinetics and immunogenicity trial in dialysis patients in the U.S.

Conference Call

Vical will conduct a conference call and webcast today, July 31, at noon Eastern Time, to discuss the company's financial results and program updates with invited participants. The call and webcast are open on a listen-only basis to any interested parties. To listen to the conference call, dial in approximately ten minutes before the scheduled call to (719) 785-1765 (preferred), or (888) 461-2024 (toll-free), and reference confirmation code 1550995. A replay of the call will be available for 48 hours beginning about two hours after the call. To listen to the replay, dial (719) 457-0820 (preferred) or (888) 203-1112 (toll-free) and enter replay passcode 1550995. The call also will be available live and archived through the events page at www.vical.com. For further information, contact Vical's Investor Relations department by phone at (858) 646-1127 or by e-mail at ir@vical.com.

About Vical

Vical researches and develops biopharmaceutical products based on its patented DNA delivery technologies for the prevention and treatment of serious or life-threatening diseases. Potential applications of the company's DNA delivery technology include DNA vaccines for infectious diseases, in which the expressed protein is an immunogen; and cardiovascular therapies, in which the expressed protein is an angiogenic growth factor. The company is developing certain infectious disease vaccines internally. In addition, the company collaborates with major pharmaceutical companies and biotechnology companies that give it access to complementary technologies or greater resources. These strategic partnerships provide the company with mutually beneficial opportunities to expand its product pipeline and address significant unmet medical needs. Additional information on Vical is available at www.vical.com.

Forward-Looking Statements

This press release contains forward-looking statements subject to risks and uncertainties that could cause actual results to differ materially from those projected. Forward-looking statements include net cash use guidance, as well as anticipated developments in independent and collaborative programs, including the initiation of clinical trials. Risks and uncertainties include whether Vical or others will continue development of ASP0113, Vical's HSV-2 vaccine or any other independent or collaborative programs; whether Vical will achieve levels of revenues and control expenses to meet its financial projections; whether any product candidates will be shown to be safe and efficacious in clinical trials; the timing of clinical trials; whether the Phase 1/2 trial of our HSV-2 vaccine will be fully enrolled by the fourth quarter of 2014; whether Vical or its collaborative partners will seek or gain approval to market any product candidates; and additional risks set forth in the company's filings with the Securities and Exchange Commission. These forward-looking statements represent the company's judgment as of the date of this release. The company disclaims, however, any intent or obligation to update these forward-looking statements.

VICAL INCORPORATED
Selected Condensed Financial Information (Unaudited)

	Three Months Ended		Six Months Ended
Statements of Operations	June 30,		June 30,
(in thousands, except per share amounts)	2014	2013	2014	2013
Revenues:
Contract and grant revenue	$ 3,951	$ 1,170	$ 6,069	$ 2,306
License and royalty revenue	554	286	883	724
Total revenues	4,505	1,456	6,952	3,030
Operating expenses:
Research and development	2,379	3,930	4,525	7,580
Manufacturing and production	3,650	3,891	5,165	7,604
General and administrative	2,541	3,478	4,810	6,996
Total operating expenses	8,570	11,299	14,500	22,180
Loss from operations	(4,065)	(9,843)	(7,548)	(19,150)
Net investment and other income (expense)	25	(38)	53	(13)
Net loss	$ (4,040)	$ (9,881)	$ (7,495)	$ (19,163)
Basic and diluted net loss per share	$ (0.05)	$ (0.11)	$ (0.09)	$ (0.22)
Weighted average shares used in computing basic and diluted net loss per share	87,319	86,730	87,219	86,623

Balance Sheets			June 30,	December 31,
(in thousands)			2014	2013
Assets:
Cash, cash equivalents, and marketable securities, including restricted			$ 49,536	$ 53,497
Other current assets			4,532	4,590
Total current assets			54,068	58,087
Long-term investments			1,994	1,980
Property and equipment, net			3,156	3,935
Other assets			2,373	2,351
Total assets			$ 61,591	$ 66,353

Liabilities and stockholders' equity:
Current liabilities			$ 3,791	$ 3,653
Long-term liabilities			1,082	1,288
Stockholders' equity			56,718	61,412
Total liabilities and stockholders' equity			$ 61,591	$ 66,353

CONTACT: Andrew Hopkins
         (858) 646-1127
         Website:  www.vical.com

         Anthony Ramos
         Vice President and Chief Accounting Officer